As filed with the Securities and Exchange Commission on February 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TXO Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	32-0368858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 West 7th Street

Fort Worth, Texas 76102

(817) 334-7800

(Address of principal executive offices) (Zip code)

TXO Partners, L.P. 2023 Long-Term Incentive Plan

(Full title of the plan)

Brent W. Clum

Co-Chief Executive Officer and Chief Financial Officer

400 West 7th Street

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 334-7800

(Telephone number, including area code, of agent for service)

Copies to:

Michael Chambers

Mollie Duckworth

Latham & Watkins LLP

300 Colorado Street, Suite 2400

Austin, Texas 78701

(737) 910-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register an additional 6,322,381 common units of TXO Partners, L.P. (the “Registrant”) to be issued pursuant to the Registrant’s 2023 Long-Term Incentive Plan (the “Plan”) as a result of an "evergreen" provision that provides for an automatic annual increase in the number of common units authorized for issuance thereunder on January 1 of each year, beginning on January 1, 2023 and ending on January 1, 2032. The annual increase is equal to 5% of the total number of common units outstanding as of December 31 of the immediately preceding calendar year.

In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registrant’s prior registration statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on March 31, 2023 (File No. 333-271045), except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 26, 2026;

(b)

The description of the Registrant’s common units representing limited partner interests contained in Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 31, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

No.	Description

4.1	Amended and Restated Certificate of Limited Partnership of TXO Partners, L.P. (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q filed on May 9, 2023)

4.2	Seventh Amended and Restated Agreement of Limited Partnership of TXO Partners, L.P. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on January 31, 2023)
4.3

Amendment No. 1 to the Seventh Amended and Restated Agreement of Limited Partnership of TXO Partners, L.P. (incorporated by reference to Exhibit 3.3 to Quarterly Report on Form 10-Q filed on May 9, 2023)

4.4

TXO Partners, L.P. 2023 Long-Term Incentive Plan. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission by the Registrant on January 31, 2023).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Cawley, Gillespie & Associates, Inc.

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page hereof)

107*	Calculation of Filing Fee Table

*	filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 26st day of February, 2026.

TXO Partners, L.P.

By: TXO Partners GP, LLC, its general partner

By:	/s/ Brent W. Clum
Name:	Brent W. Clum
Title:	Co-Chief Executive Officer and Chief Financial Officer

* * * *

Each person whose signature appears below appoints Brent W. Clum as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Bob R. Simpson	Chairman	February 26, 2026
Bob R. Simpson
/s/ Brent W. Clum	Co-Chief Executive Officer and Chief Financial Officer (principal financial officer)	February 26, 2026
Brent W. Clum
/s/ Gary D. Simpson	Co-Chief Executive Officer and Director (principal executive officer)	February 26, 2026
Gary D. Simpson
/s/ Scott T. Agosta	Chief Accounting Officer (principal accounting officer)	February 26, 2026
Scott T. Agosta
/s/ Keith A. Hutton	Director	February 26, 2026
Keith A. Hutton
/s/ Rick J. Settle	Director	February 26, 2026
Rick J. Settle
/s/ J. Luther King, Jr.	Director	February 26, 2026
J. Luther King, Jr.
/s/ Phillip R. Kevil	Director	February 26, 2026
Phillip R. Kevil
/s/ William H. Adams III	Director	February 26, 2026
William H. Adams III
/s/ Lawrence S. Massaro	Director	February 26, 2026
Lawrence S. Massaro